SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)  December 26, 2008

China Shoe Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	333-139910	20-2234410
(State or other jurisdiction	(Commission File number)	(IRS Employer
of incorporation or organization)		Identification No.)

488 Wai Qingsong Road
Waigang, Jiading District, Shanghai, People’s Republic of China 201800
(Address of principal executive offices) (Zip Code)

011-86-21-59587756
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Address If Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation for the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITVE AGREEMENT.

On December 26, 2008, China Shoe Holdings, Inc.’s (the “Company”) entered into an Agreement for Share Exchange (“ASE”), dated December 22, 2008, by and among the Company, Chinaone Investment, LTD, a Republic of Seychelles corporation (Chinaone”), and the shareholders of Chinaone.  The ASE provides that upon closing the Chinaone shareholders will exchange their shares for 1,699,254,200 shares, or approximately 94%, of the issued and outstanding shares of the Company and the present officers and director of the Company will resign and be replaced by the designees of Chinaone.   Chinaone is the 95% shareholder of Fuzhou Cangyuan Herbal Health Drinks Co., Ltd. (“Fuzhou”), a Sino-foreign JV registered in China which is engaged in growing herbal ingredients and developing and marketing herbal beverages in China which include various ingredients, including golden honeysuckle.  Fuzhou has operated profitably in each of the last three years.

The closing under the ASE is subject to various conditions, including, but not limited to, the satisfactory completion of each party’s due diligence and various other requirements.  Among other requirements, the Company must dispose of its present shoe manufacturing and marketing operations and increase authorized shares of common stock to permit the issuance of the Company’s shares to the Chinaone shareholders.

Management believes that the transaction, which will result in the acquisition of a 95% interest in Fuzhou is in the best interests of the Company and its shareholders.  The Company’s shoe manufacturing business has suffered severe adverse effects relating to general economic conditions and conditions relating to the business climate in China.  Management has determined that the business can not operate profitably under present conditions and has suspended production at the Company’s factory.  Management believes that the acquisition of Fuzhou gives the Company and its shareholders an opportunity to participate in a profitable and growing business.  The holders of a majority of the Company’s issued and outstanding shares have consented to the disposition and acquisition of assets represented by the consummation of the transactions contemplated by the ASE and the Company has begun filling its legal conditions to closing.  The Company has initiated the process of disposing of its shoe manufacturing operations.

The foregoing does not constitute a full statement of the terms of the ASE which is being filed as an exhibit to this report. Reference is made to such exhibits for a full description of the rights and obligations of the parties under those agreements.

ITEM 3.03 MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS.

On December 30, 2008, the Company filed a Certificate of Change with the Nevada Secretary of State to increase the number of shares of common stock which it is authorized to issue from 300,000,000 shares par value $0.001 to 2,000,000,000 shares, par value $0.001.  The certificate of change, which is filed as an exhibit hereto, was approved by the Company’s sole director and the holders of 62,555,133 shares of the Company’s 119,445,571 outstanding shares of common stock.  The increase in the Company’s authorized common shares is a condition to closing under the ASE.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On December 26, 2008, the Company received letters of resignation from each of Kon Ki Lo, a director and Angus Cheung Ming, the Company’s Chief Financial Officer.  The resignation letters stated that their resignations were “the result of disagreement with the Company on the matter relating to its operation and practices.”  However, the letters, which are filed as exhibits to this report, did not state specific disagreements with any operation or practice of the Company.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.
(c) Exhibits

Exhibit No.	Description

3.1	Certificate of change to the Company’s Articles of Incorporation, filed December 30, 2008.

10.1	Agreement for Share Exchange, dated as of December 22, 2008, by and among the Company, Chinaone Investment Ltd., and the shareholders of Chinaone Investment, Ltd.

10.2	Resignation letter, Kon Ki Lo

10.3	Resignation letter, Agnus Cheung Ming

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Shoe Holdings, Inc.

Dated: December 31, 2008	By:	/s/ Gu Xianzhong

Name: Gu Xianzhong

Title: President